EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
FIRST QUARTER ENDED MARCH 31, 2020

•	First quarter provision for credit losses of $25.2 million; largely worsening economic forecast, COVID-19 related;

•	Linked quarter loans increased $32.8 million, or 0.9%, to $3.60 billion from $3.57 billion;

•	Linked quarter nonperforming assets as a percent of total assets decreased to 0.24% from 0.26%;

•	Linked quarter tax-equivalent net interest margin(1) increased 5 basis points to 3.03% from 2.98%.

Tyler, Texas (May 5, 2020) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:SBSI) today reported its financial results for the quarter ended March 31, 2020. Southside reported net income of $4.0 million for the three months ended March 31, 2020, a decrease of $14.9 million, or 79.0%, compared to $18.8 million for the same period in 2019. Earnings per diluted common share decreased $0.44, or 78.6%, to $0.12 for the three months ended March 31, 2020, from $0.56 for the same period in 2019. The annualized return on average shareholders’ equity for the three months ended March 31, 2020 was 1.93%, compared to 10.35% for the same period in 2019.  The annualized return on average assets was 0.23% for the three months ended March 31, 2020, compared to 1.21% for the same period in 2019.

“Our financial results reflect the strength of our sound credit quality, liquidity, capital position and solid operating fundamentals,” stated Lee R. Gibson, President and Chief Executive Officer of Southside. “We are pleased to report net income of $4.0 million, and earnings per share of $0.12, after adopting ASU 2016-13(2) (“CECL”) and recording a $25.2 million provision for credit losses due largely to a worsening economic forecast related to COVID-19. On a linked quarter basis, nonperforming assets as a percent of total assets decreased to 0.24%, and the tax equivalent net interest margin improved five basis points. COVID-19 significantly impacted business operations throughout the United States in the first quarter, banking included, and is expected to continue to impact our business, as well as our customers' businesses. I am proud of how our Southside team embraced the necessary and evolving changes and continued to provide outstanding customer service. Through the Paycheck Protection Program (“PPP”), implemented in April, the Southside team processed approximately 2,000 small business loans, totaling just over $300 million as of April 30, 2020. Additionally, we are assisting our borrowers that may be experiencing financial hardship due to COVID-19 related challenges with payment deferrals, generally for up to three months. As of April 30, 2020, payment deferrals represented $176.7 million of our outstanding loan balances with the largest categories including commercial real estate loans of $112.7 million and 1-4 family residential loans of $47.2 million.”

“While loans increased $32.8 million during the quarter, at this time, other than short-term PPP loan growth, we do not anticipate meaningful loan growth for the remainder of the year due to the current COVID-19 related economic forecast for 2020. Due to the reduced expectations for 2020 loan growth and the significant declines in short and long-term interest rates, we increased our securities portfolio approximately $450 million and entered into an additional $400 million of swaps to lock in long-term interest rates on funding. The interest rate swap contracts had an average interest rate of 0.32% with an average weighted maturity of 5.2 years at March 31, 2020. During March, as volatility in equity markets persisted, U.S. agency mortgage-backed securities and highly rated municipal bonds also began to experience volatility primarily due to illiquidity. When this occurred, we increased the securities portfolio by purchasing $491 million of largely AAA rated municipal bonds of which $8 million were taxable, at levels we believe are attractive. Other security purchases and sales during the quarter were designed to increase the overall yield of the securities portfolio. Due to the timing of these transactions the full impact on interest income and expense will be reflected in future quarters.”

“As the COVID-19 pandemic began to unfold during the quarter, our primary concern was and remains, the safety of our customers and employees, and to that end, we implemented various plans and procedures to achieve that priority as well as continue to provide the quality of service our customers have grown accustomed to. While some of our methods and delivery channels of services have changed temporarily, the high level of quality service our customers expect and deserve has continued. At this time when our country has suffered record job losses, I am very thankful to be able to report that we have not furloughed or laid off any employees as a result of COVID-19. Later in 2020, Southside will celebrate its 60th Anniversary. Over the course of these 60 years, we have seen growth not only in our balance sheet and capital position, but also in the relationships we have formed in the communities we serve. As a result, we believe we are well positioned to navigate these difficult times and emerge eager and ready to help our customers achieve their financial goals.”

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Operating Results for the Three Months Ended March 31, 2020
Net income was $4.0 million for the three months ended March 31, 2020, compared to $18.8 million for the same period in 2019, a decrease of $14.9 million, or 79.0%. Earnings per diluted common share were $0.12 for the three months ended March 31, 2020, compared to $0.56 for the same period in 2019, a decrease of 78.6%. The decrease in net income was driven by increases in the provision for credit losses and noninterest expense, partially offset by increases in interest income and noninterest income as well as decreases in interest expense and income tax expense. The increase in the provision for credit losses for the quarter was primarily due to the recent developments related to COVID-19 and the resulting impact on the economic assumptions used in the CECL model. The adoption of CECL(2) replaced the incurred loss model with an expected credit loss methodology. Annualized returns on average assets and average shareholders’ equity for the three months ended March 31, 2020 were 0.23% and 1.93%, respectively.  Our efficiency ratio (FTE)(1) was 51.91% for the three months ended March 31, 2020.
Net interest income for the three months ended March 31, 2020 was $44.7 million, compared to $41.1 million during the same period in 2019, an increase of $3.6 million, or 8.7%. Linked quarter, net interest income increased $1.5 million, or 3.5%, compared to $43.2 million during the three months ended December 31, 2019. The increase in net interest income compared to the same period in 2019 and the linked quarter, was due primarily to the decrease in interest expense on our interest bearing liabilities, a result of lower funding costs on our interest bearing liabilities, and an increase in interest income due to a higher average balance of our interest earning assets during the three months ended March 31, 2020.
Our tax equivalent net interest margin(1) was 3.03% for the three months ended March 31, 2020, compared to 3.07% for the same period in 2019. The decrease was due to the decrease in average yield on interest earning assets of 27 basis points, partially offset by a decrease in average rate paid on interest bearing liabilities. Our tax equivalent net interest margin increased five basis points compared to 2.98% for the three months ended December 31, 2019. This increase was due to a decrease in the average rate paid on interest bearing liabilities of 16 basis points and the increase in average interest earning assets.
Noninterest income was $15.5 million for the three months ended March 31, 2020, an increase of 62.5%, compared to $9.5 million for the same period in 2019. The increase was primarily due to increases in net gain on sale of securities available for sale, other noninterest income and deposit services income, partially offset by decreases in trust fees. On a linked quarter basis, noninterest income increased $5.0 million, or 48.1%, due to a $5.5 million increase in net gain on sale of securities available for sale, partially offset by decreases in deposit services income and trust fees.
Noninterest expense was $30.5 million for the three months ended March 31, 2020, compared to $29.6 million for the same period in 2019, an increase of $0.9 million, or 3.0%. The increase was primarily due to increases in salaries and employee benefits, partially offset by decreases in FDIC insurance, other noninterest expense and amortization of intangibles. On a linked quarter basis, noninterest expense decreased $0.4 million, or 1.4%, compared to the three months ended December 31, 2019. The decrease was due to a decrease in losses incurred on the disposition of certain assets of approximately $0.6 million, included in other noninterest expense, partially offset by increases in salaries and employee benefits.
Income tax expense decreased $2.7 million for the three months ended March 31, 2020, compared to the same period in 2019. Our effective tax rate (“ETR”) was approximately 10.8% and 14.3% for the three months ended March 31, 2020 and 2019, respectively. On a linked quarter basis, income tax expense decreased $2.4 million, or 83.2%, compared to the three months ended December 31, 2019. The lower ETR for the three months ended March 31, 2020, as compared to the same period in 2019, was primarily due to an increase in tax-exempt income as a percentage of pre-tax income.
Balance Sheet Data
At March 31, 2020, we had $7.27 billion in total assets, compared to $6.75 billion at December 31, 2019 and $6.22 billion at March 31, 2019.
Loans at March 31, 2020 were $3.60 billion, an increase of $295.9 million, or 9.0%, compared to $3.31 billion at March 31, 2019. Linked quarter loans increased $32.8 million, or 0.9%, from $3.57 billion at December 31, 2019. The linked quarter net increase in our loans consisted primarily of an increase of $100.6 million of commercial real estate loans, partially offset by decreases of $41.0 million of construction loans, $17.5 million of commercial loans, $8.0 million of municipal loans and $1.6 million of loans to individuals.
Securities at March 31, 2020 were $2.95 billion, an increase of $923.8 million, or 45.7%, compared to $2.02 billion at March 31, 2019. Approximately half of the increase occurred during the first quarter of 2020, with the remainder of the increase occurring during each of the last three quarters of 2019. Linked quarter, securities increased $454.1 million, or 18.2%, from $2.49 billion at December 31, 2019 due to the purchase of tax free municipal bonds and to a lesser extent, taxable municipal bonds.
Deposits at March 31, 2020 were $4.74 billion, an increase of $171.2 million, or 3.7%, compared to $4.57 billion at March 31,

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2019. Linked quarter, deposits increased $36.4 million, or 0.8%, from $4.70 billion at December 31, 2019, primarily due to an increase in public fund deposits.
On March 12, 2020, the Board of the Company increased its authorization under the Stock Repurchase Plan (the “Plan”), previously authorized in September 2019, by an additional 1.0 million shares, for a total authorization to repurchase up to 2.0 million shares. As of March 31, 2020, we purchased 895,338 shares at an average price of $29.82, resulting in approximately 1.1 million authorized shares remaining. Subsequent to March 31, 2020, there have been no additional purchases.
CECL Adoption and Asset Quality

During the first quarter, we adopted ASU 2016-13, Financial Instruments - Credit Losses, often referred to as CECL. Upon the adoption of CECL, we recorded a cumulative-effect adjustment that decreased retained earnings by $7.8 million, net of tax. This adjustment was the result of a $5.3 million increase in the allowance for loan losses, from $24.8 million at December 31, 2019 to $30.1 million upon adoption, including $0.2 million for purchased loans with credit deterioration, and a $4.8 million increase in other liabilities related to the allowance for off-balance-sheet credit exposures.

Based on the credit quality of our securities portfolio, the adoption of CECL did not result in the recording of an allowance for credit losses on our held-to-maturity securities.
Nonperforming assets at March 31, 2020 were $17.4 million, or 0.24% of total assets, a decrease of $20.7 million, or 54.3%, compared to $38.1 million, or 0.61% of total assets, at March 31, 2019, and a slight decrease from $17.4 million, or 0.26% of total assets, at December 31, 2019. During the three months ended March 31, 2020, nonaccrual loans increased $0.3 million, or 5.2%.
The allowance for loan losses increased to $53.6 million, or 1.49% of total loans at March 31, 2020, compared to $24.8 million, or 0.69% of total loans, at December 31, 2019, due to the adoption of CECL and the economic uncertainty related to the COVID-19 pandemic and resulting expected losses.
For the three months ended March 31, 2020, we recorded provision for credit losses on loans of $24.1 million, compared to a reversal of provision for loan losses of $0.9 million for the three months ended March 31, 2019 and a provision for loan losses of $2.5 million for the three months ended December 31, 2019. The increase during the first quarter of 2020 was primarily due to the application of the CECL model and the economic impact of COVID-19 on macroeconomic factors used in the CECL methodology, including the potential for credit deterioration. If the COVID-19 pandemic and economic impact is prolonged, it is likely that credit losses and nonperforming assets may increase. Net charge-offs were $0.5 million for the three months ended March 31, 2020, compared to net charge-offs of $1.9 million for the three months ended March 31, 2019 and $2.8 million of net charge-offs for the three months ended December 31, 2019.
For the three months ended March 31, 2020, we recorded provision for credit losses on off-balance-sheet credit exposures of $1.2 million, compared to a reversal of provision of $56,000 for the three months ended March 31, 2019 and a reversal of provision of $85,000 for the three months ended December 31, 2019. The balance of the allowance for off-balance-sheet credit exposures at March 31, 2020 was $7.5 million, and is included in other liabilities.
Dividend
Southside Bancshares, Inc. declared a first quarter cash dividend of $0.31 per share on February 6, 2020, which was paid on March 5, 2020, to all shareholders of record as of February 20, 2020.

_______________
(1) Refer to “Non-GAAP Financial Measures” below and to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
(2) We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit loss. Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax. Due to the adoption of the guidance under the modified retrospective approach, prior periods have not been adjusted and thus may not be comparable.

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Conference Call
Southside's management team will host a conference call to discuss its first quarter ended March 31, 2020 financial results on Tuesday, May 5, 2020 at 9:00 a.m. CDT.  The call can be accessed by dialing 844-775-2540 and by identifying the conference ID number 3290996 or by identifying “Southside Bancshares, Inc., First Quarter 2020 Earnings Call.”  To listen to the call via webcast, register at https://investors.southside.com.
For those unable to listen to the conference call live, a recording will be available from approximately 12:00 p.m. CDT May 5, 2020 through 12:00 p.m. CDT May 17, 2020 by accessing the company website, https://investors.southside.com.

Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. These include the following fully taxable-equivalent measures (“FTE”): (i) Net interest income (FTE), (ii) Net interest margin (FTE), (iii) Net interest spread (FTE), and (iv) Efficiency ratio (FTE), which include the effects of taxable-equivalent adjustments using a federal income tax rate of 21% for the three months ended March 31, 2020 and 2019 to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments.
Net interest income (FTE), Net interest margin (FTE) and Net interest spread (FTE). Net interest income (FTE) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is our net interest income. Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets. The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin. Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread.
Efficiency ratio (FTE).  The efficiency ratio (FTE) is a non-GAAP measure that provides a measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE) and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments. The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio.
These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. Whenever we present a non-GAAP financial measure in an SEC filing, we are also required to present the most directly comparable financial measure calculated and presented in accordance with GAAP and reconcile the differences between the non-GAAP financial measure and such comparable GAAP measure.
Management believes adjusting net interest income, net interest margin and net interest spread to a fully taxable-equivalent basis is a standard practice in the banking industry as these measures provide useful information to make peer comparisons. Tax-equivalent adjustments are reflected in the respective earning asset categories as listed in the “Average Balances with Average Yields and Rates” tables.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Southside Bancshares, Inc.
Southside Bancshares, Inc. is a bank holding company with approximately $7.27 billion in assets as of March 31, 2020, that owns 100% of Southside Bank.  Southside Bank currently has 60 branches in Texas and operates a network of 82 ATMs/ITMs.
During March 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic in response to the rapidly growing outbreak of the virus. COVID-19 has significantly impacted local, national and global economies due to stay-at-home orders and social distancing guidelines. In compliance with social distancing guidelines issued by federal, state and local governments, we closed all of our grocery store branches. As stay-at-home orders were issued by local governments

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in our market areas to combat the spread of the virus, we closed all traditional lobbies and wealth management and trust offices to walk-in customers, however, most of these traditional locations are offering certain services by appointment only. All other banking services, including our motor banks, ATMs/ITMs and automated telephone, internet and mobile banking products are available to serve our customers.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at https://investors.southside.com. Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Lindsey Bailes at (903) 630-7965, or lindsey.bailes@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this press release and in other written material, documents and oral statements issued by or on behalf of the Company may be considered to be “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions and estimates about the Company's future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, the pace of loan and revenue growth, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies, earnings, successful integration of completed acquisitions and certain market risk disclosures, including the impact of interest rates, tax reform and other economic factors, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  The most recent factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the negative impact of the novel coronavirus (“COVID-19”) pandemic on our business, financial position, operations and prospects, including our ability to continue our business activities in certain communities we serve, the duration of the pandemic and its continued effects on financial markets, a reduction in financial transactions and business activities resulting in decreased deposits and reduced loan originations, increases in unemployment rates impacting our borrowers' ability to repay their loans, our ability to manage liquidity in a rapidly changing and unpredictable market, additional interest rate changes by the Federal Reserve and other government actions in response to the pandemic, including additional quarantines, regulations or laws enacted to counter the effects of the COVID-19 pandemic on the economy.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, under “Part I - Item 1. Forward Looking Information” and "Part I - Item 1A. Risk Factors" and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Southside Bancshares, Inc.
Consolidated Financial Summary (Unaudited)
(Dollars in thousands)

	As of
	2020	2019
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
ASSETS
Cash and due from banks	$71,727	$66,949	$92,300	$77,319	$81,981
Interest earning deposits	40,486	43,748	22,524	54,642	184,612
Federal funds sold	—	—	—	560	3,350
Securities available for sale, at estimated fair value	2,813,024	2,358,597	2,240,381	2,088,787	1,876,255
Securities held to maturity, at net carrying value	134,491	134,863	140,955	147,091	147,431
Total securities	2,947,515	2,493,460	2,381,336	2,235,878	2,023,686
Federal Home Loan Bank stock, at cost	54,696	50,087	45,039	44,718	35,269
Loans held for sale	1,830	383	1,000	1,812	384
Loans	3,601,002	3,568,204	3,499,917	3,460,143	3,305,110
Less: Allowance for loan losses	(53,638)	(24,797)	(25,129)	(24,705)	(24,155)
Net loans	3,547,364	3,543,407	3,474,788	3,435,438	3,280,955
Premises & equipment, net	146,212	143,912	141,683	140,105	138,290
Goodwill	201,116	201,116	201,116	201,116	201,116
Other intangible assets, net	12,381	13,361	14,391	15,471	16,600
Bank owned life insurance	101,066	100,498	99,916	99,294	98,704
Other assets	149,245	91,992	67,982	66,517	152,249
Total assets	$7,273,638	$6,748,913	$6,542,075	$6,372,870	$6,217,196

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$1,065,708	$1,040,112	$1,038,695	$1,028,861	$1,038,116
Interest bearing deposits	3,673,415	3,662,657	3,452,072	3,450,395	3,529,777
Total deposits	4,739,123	4,702,769	4,490,767	4,479,256	4,567,893
Other borrowings and Federal Home Loan Bank borrowings	1,492,270	1,001,102	988,577	849,821	628,498
Subordinated notes, net of unamortized debt issuance costs	98,619	98,576	98,532	98,490	98,448
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,251	60,250	60,249	60,248	60,247
Other liabilities	87,575	81,636	93,497	97,290	104,077
Total liabilities	6,477,838	5,944,333	5,731,622	5,585,105	5,459,163
Shareholders' equity	795,800	804,580	810,453	787,765	758,033
Total liabilities and shareholders' equity	$7,273,638	$6,748,913	$6,542,075	$6,372,870	$6,217,196

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended
	2020	2019
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Income Statement:
Total interest income	$60,752	$60,533	$60,555	$60,672	$59,027
Total interest expense	16,051	17,357	18,182	17,541	17,902
Net interest income	44,701	43,176	42,373	43,131	41,125
Provision for credit losses (1)	25,247	2,508	1,005	2,506	(918)
Net interest income after provision for credit losses	19,454	40,668	41,368	40,625	42,043
Noninterest income
Deposit services	6,279	6,647	6,753	6,652	5,986
Net gain on sale of securities available for sale	5,541	42	42	416	256
Gain on sale of loans	170	104	131	181	93
Trust fees	1,305	1,685	1,523	1,520	1,541
Bank owned life insurance	569	582	622	559	544
Brokerage services	580	531	555	477	517
Other	1,054	874	1,485	1,449	601
Total noninterest income	15,498	10,465	11,111	11,254	9,538
Noninterest expense
Salaries and employee benefits	19,643	19,406	18,388	17,891	18,046
Net occupancy	3,311	3,234	3,430	3,289	3,175
Advertising, travel & entertainment	832	791	593	733	847
ATM expense	224	236	232	246	180
Professional fees	1,195	1,142	1,192	1,069	1,314
Software and data processing	1,227	1,259	1,116	1,086	1,076
Communications	493	485	480	489	487
FDIC insurance	25	—	—	437	422
Amortization of intangibles	980	1,030	1,080	1,129	1,179
Other (1)	2,590	3,361	2,515	3,331	2,901
Total noninterest expense	30,520	30,944	29,026	29,700	29,627
Income before income tax expense	4,432	20,189	23,453	22,179	21,954
Income tax expense	479	2,854	3,661	3,569	3,137
Net income	$3,953	$17,335	$19,792	$18,610	$18,817

Common Share Data:
Weighted-average basic shares outstanding	33,691	33,790	33,773	33,726	33,697
Weighted-average diluted shares outstanding	33,805	33,934	33,901	33,876	33,846
Common shares outstanding end of period	33,012	33,823	33,795	33,749	33,718
Earnings per common share
Basic	$0.12	$0.51	$0.59	$0.55	$0.56
Diluted	0.12	0.51	0.58	0.55	0.56
Book value per common share	24.11	23.79	23.98	23.34	22.48
Tangible book value per common share (2)	17.64	17.45	17.60	16.92	16.02
Cash dividends paid per common share	0.31	0.34	0.31	0.31	0.30

Selected Performance Ratios:
Return on average assets	0.23%	1.03%	1.23%	1.20%	1.21%
Return on average shareholders’ equity	1.93	8.42	9.78	9.68	10.35
Return on average tangible common equity (2)	3.11	11.97	13.96	14.12	15.44
Average yield on earning assets (FTE) (2)	4.06	4.12	4.28	4.42	4.33
Average rate on interest bearing liabilities	1.30	1.46	1.60	1.61	1.62
Net interest spread (FTE) (2)	2.76	2.66	2.68	2.81	2.71
Net interest margin (FTE) (2)	3.03	2.98	3.03	3.17	3.07
Average earning assets to average interest bearing liabilities	126.22	128.00	128.33	128.99	127.70
Noninterest expense to average total assets	1.78	1.85	1.80	1.91	1.91
Efficiency ratio (FTE) (2)	51.91	53.87	50.53	51.44	53.66

(1)
Upon adoption of CECL on January 1, 2020, the provision for credit losses is the sum of the provision for loan losses and the provision for off-balance-sheet credit exposures. Prior to the adoption of CECL, the provision for off-balance-sheet credit exposures was included in other noninterest expense.

(2)	Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2020	2019
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Nonperforming Assets:	$17,403	$17,449	$29,747	$29,363	$38,111
Nonaccrual loans (1)	5,221	4,963	17,148	16,376	17,691
Accruing loans past due more than 90 days (1)	—	—	—	—	7,927
Troubled debt restructured loans (2)	11,448	12,014	11,683	11,918	11,490
Other real estate owned	734	472	912	1,069	978
Repossessed assets	—	—	4	—	25

Asset Quality Ratios:
Nonaccruing loans to total loans	0.14%	0.14%	0.49%	0.47%	0.54%
Allowance for loan losses to nonaccruing loans	1,027.35	499.64	146.54	150.86	136.54
Allowance for loan losses to nonperforming assets	308.21	142.11	84.48	84.14	63.38
Allowance for loan losses to total loans	1.49	0.69	0.72	0.71	0.73
Nonperforming assets to total assets	0.24	0.26	0.45	0.46	0.61
Net charge-offs (recoveries) to average loans	0.06	0.32	0.07	0.23	0.24

Capital Ratios:
Shareholders’ equity to total assets	10.94	11.92	12.39	12.36	12.19
Common equity tier 1 capital	12.81	14.07	14.19	14.02	14.38
Tier 1 risk-based capital	14.13	15.46	15.61	15.46	15.88
Total risk-based capital	17.35	18.43	18.65	18.52	19.06
Tier 1 leverage capital	9.45	10.18	10.46	10.48	10.18
Period end tangible equity to period end tangible assets (3)	8.25	9.03	9.40	9.28	9.01
Average shareholders’ equity to average total assets	11.94	12.28	12.54	12.36	11.70

(1)
Prior to the adoption of CECL, excluded purchased credit impaired loans measured at fair value at acquisition if the timing and amount of cash flows expected to be collected from those sales could be reasonably estimated.

(2)
Prior to the adoption of CECL, included $0.8 million, $0.8 million, $0.8 million and $0.7 million in PCI loans restructured as of December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.

(3)
Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended
	2020	2019
Loan Portfolio Composition	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Real Estate Loans:
Construction	$603,952	$644,948	$621,040	$579,565	$603,411
1-4 Family Residential	787,875	787,562	792,638	782,073	786,198
Commercial	1,350,818	1,250,208	1,236,307	1,251,248	1,104,378
Commercial Loans	383,984	401,521	382,077	389,521	367,995
Municipal Loans	375,934	383,960	366,906	357,028	343,026
Loans to Individuals	98,439	100,005	100,949	100,708	100,102
Total Loans	$3,601,002	$3,568,204	$3,499,917	$3,460,143	$3,305,110

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$24,797	$25,129	$24,705	$24,155	$27,019
Impact of CECL adoption (1) - cumulative effect adjustment	5,072	—	—	—	—
Impact of CECL adoption - purchased loans with credit deterioration	231	—	—	—	—
Loans charged-off	(995)	(3,251)	(1,000)	(2,397)	(2,285)
Recoveries of loans charged-off	451	411	419	441	339
Net loans (charged-off) recovered	(544)	(2,840)	(581)	(1,956)	(1,946)
Provision (reversal) for loan losses	24,082	2,508	1,005	2,506	(918)
Balance at end of period	$53,638	$24,797	$25,129	$24,705	$24,155

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$1,455	$1,540	$1,859	$1,834	$1,890
Impact of CECL adoption (1)	4,840	—	—	—	—
Provision (reversal) for off-balance-sheet credit exposures (2)	1,165	(85)	(319)	25	(56)
Balance at end of period	$7,460	$1,455	$1,540	$1,859	$1,834
Total Allowance for Credit Losses	$61,098	$26,252	$26,669	$26,564	$25,989

(1)
We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit losses (“CECL”). Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax.

(2)	Prior to the adoption of CECL on January 1, 2020, the provision for off-balance-sheet credit exposures was included in other noninterest expense.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

The tables that follow show average earning assets and interest bearing liabilities together with the average yield on the earning assets and the average rate of the interest bearing liabilities for the periods presented. The interest and related yields presented are on a fully taxable-equivalent basis and are therefore non-GAAP measures. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for more information.

	Three Months Ended
	March 31, 2020			December 31, 2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,587,143	$42,554	4.77%	$3,540,274	$43,166	4.84%
Loans held for sale	831	9	4.36%	1,114	9	3.21%
Securities:
Taxable investment securities (2)	70,293	512	2.93%	10,083	86	3.38%
Tax-exempt investment securities (2)	888,906	7,837	3.55%	699,868	6,431	3.65%
Mortgage-backed and related securities (2)	1,598,374	11,534	2.90%	1,674,503	12,197	2.89%
Total securities	2,557,573	19,883	3.13%	2,384,454	18,714	3.11%
Federal Home Loan Bank stock, at cost, and equity investments	62,976	425	2.71%	59,743	437	2.90%
Interest earning deposits	40,236	180	1.80%	44,039	247	2.23%
Federal funds sold	—	—	—	—	—	—
Total earning assets	6,248,759	63,051	4.06%	6,029,624	62,573	4.12%
Cash and due from banks	76,739			72,018
Accrued interest and other assets	611,017			574,124
Less: Allowance for loan losses	(30,373)			(25,618)
Total assets	$6,906,142			$6,650,148
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$384,863	237	0.25%	$372,798	262	0.28%
Certificates of deposits	1,362,427	6,346	1.87%	1,204,392	6,172	2.03%
Interest bearing demand accounts	1,975,837	3,336	0.68%	1,936,969	4,067	0.83%
Total interest bearing deposits	3,723,127	9,919	1.07%	3,514,159	10,501	1.19%
Federal Home Loan Bank borrowings	999,070	3,974	1.60%	1,019,844	4,716	1.83%
Subordinated notes, net of unamortized debt issuance costs	98,597	1,411	5.76%	98,554	1,426	5.74%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,234	600	4.01%	60,250	643	4.23%
Other borrowings	69,846	147	0.85%	17,874	71	1.58%
Total interest bearing liabilities	4,950,874	16,051	1.30%	4,710,681	17,357	1.46%
Noninterest bearing deposits	1,042,341			1,049,211
Accrued expenses and other liabilities	88,168			73,408
Total liabilities	6,081,383			5,833,300
Shareholders’ equity	824,759			816,848
Total liabilities and shareholders’ equity	$6,906,142			$6,650,148
Net interest income (FTE)		$47,000			$45,216
Net interest margin (FTE)			3.03%			2.98%
Net interest spread (FTE)			2.76%			2.66%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2020 and December 31, 2019, loans totaling $5.2 million and $5.0 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2019			June 30, 2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,477,187	$43,780	5.00%	$3,387,323	$43,559	5.16%
Loans held for sale	2,497	26	4.13%	1,965	21	4.29%
Securities:
Taxable investment securities (2)	3,000	26	3.44%	3,000	27	3.61%
Tax-exempt investment securities (2)	555,835	5,328	3.80%	459,996	4,513	3.94%
Mortgage-backed and related securities (2)	1,660,331	12,569	3.00%	1,680,109	13,246	3.16%
Total securities	2,219,166	17,923	3.20%	2,143,105	17,786	3.33%
Federal Home Loan Bank stock, at cost, and equity investments	57,108	422	2.93%	52,311	440	3.37%
Interest earning deposits	26,746	206	3.06%	66,017	411	2.50%
Federal funds sold	—	—	—	3,365	39	4.65%
Total earning assets	5,782,704	62,357	4.28%	5,654,086	62,256	4.42%
Cash and due from banks	73,815			78,757
Accrued interest and other assets	570,657			534,835
Less: Allowance for loan losses	(24,938)			(24,838)
Total assets	$6,402,238			$6,242,840
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$367,615	270	0.29%	$365,205	262	0.29%
Certificates of deposit	1,118,410	6,011	2.13%	1,119,464	5,861	2.10%
Interest bearing demand accounts	1,966,764	5,085	1.03%	1,969,593	5,334	1.09%
Total interest bearing deposits	3,452,789	11,366	1.31%	3,454,262	11,457	1.33%
Federal Home Loan Bank borrowings	881,088	4,647	2.09%	755,748	3,899	2.07%
Subordinated notes, net of unamortized debt issuance costs	98,511	1,425	5.74%	98,469	1,410	5.74%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,248	685	4.51%	60,247	718	4.78%
Other borrowings	13,401	59	1.75%	14,530	57	1.57%
Total interest bearing liabilities	4,506,037	18,182	1.60%	4,383,256	17,541	1.61%
Noninterest bearing deposits	1,020,325			1,014,746
Accrued expenses and other liabilities	72,923			73,494
Total liabilities	5,599,285			5,471,496
Shareholders’ equity	802,953			771,344
Total liabilities and shareholders’ equity	$6,402,238			$6,242,840
Net interest income (FTE)		$44,175			$44,715
Net interest margin (FTE)			3.03%			3.17%
Net interest spread (FTE)			2.68%			2.81%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of September 30, 2019 and June 30, 2019, loans totaling $17.1 million and $16.4 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2019
	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,296,665	$42,210	5.19%
Loans held for sale	611	7	4.65%
Securities:
Taxable investment securities (2)	3,000	28	3.79%
Tax-exempt investment securities (2)	659,187	5,732	3.53%
Mortgage-backed and related securities (2)	1,647,564	12,474	3.07%
Total securities	2,309,751	18,234	3.20%
Federal Home Loan Bank stock, at cost, and equity investments	53,764	355	2.68%
Interest earning deposits	64,690	386	2.42%
Federal funds sold	7,635	47	2.50%
Total earning assets	5,733,116	61,239	4.33%
Cash and due from banks	83,147
Accrued interest and other assets	513,738
Less: Allowance for loan losses	(27,060)
Total assets	$6,302,941
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$360,664	258	0.29%
Certificates of deposit	1,154,203	5,697	2.00%
Interest bearing demand accounts	1,982,891	5,286	1.08%
Total interest bearing deposits	3,497,758	11,241	1.30%
Federal Home Loan Bank borrowings	816,389	4,457	2.21%
Subordinated notes, net of unamortized debt issuance costs	98,428	1,400	5.77%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,246	729	4.91%
Other borrowings	16,788	75	1.81%
Total interest bearing liabilities	4,489,609	17,902	1.62%
Noninterest bearing deposits	986,343
Accrued expenses and other liabilities	89,768
Total liabilities	5,565,720
Shareholders’ equity	737,221
Total liabilities and shareholders’ equity	$6,302,941
Net interest income (FTE)		$43,337
Net interest margin (FTE)			3.07%
Net interest spread (FTE)			2.71%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2019, loans totaling $17.7 million were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Non-GAAP Reconciliation (Unaudited)
(Dollars and shares in thousands, except per share data)

The following tables set forth the reconciliation of return on average common equity to return on average tangible common equity, book value per share to tangible book value per share, net interest income to net interest income adjusted to a fully taxable-equivalent basis assuming a 21% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investment securities, along with the calculation of total revenue, adjusted noninterest expense, efficiency ratio (FTE), net interest margin (FTE) and net interest spread (FTE) for the applicable periods presented.

	Three Months Ended
	2020	2019
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$3,953	$17,335	$19,792	$18,610	$18,817
After-tax amortization expense	774	814	853	892	931
Adjusted net income available to common shareholders	$4,727	$18,149	$20,645	$19,502	$19,748

Average shareholders' equity	$824,759	$816,848	$802,953	$771,344	$737,221
Less: Average intangibles for the period	(214,104)	(215,101)	(216,169)	(217,266)	(218,438)
Average tangible shareholders' equity	$610,655	$601,747	$586,784	$554,078	$518,783

Return on average tangible common equity	3.11%	11.97%	13.96%	14.12%	15.44%

Reconciliation of book value per share to tangible book value per share:
Common equity at end of period	$795,800	$804,580	$810,453	$787,765	$758,033
Less: Intangible assets at end of period	(213,497)	(214,477)	(215,507)	(216,587)	(217,716)
Tangible common shareholders' equity at end of period	$582,303	$590,103	$594,946	$571,178	$540,317

Total assets at end of period	$7,273,638	$6,748,913	$6,542,075	$6,372,870	$6,217,196
Less: Intangible assets at end of period	(213,497)	(214,477)	(215,507)	(216,587)	(217,716)
Tangible assets at end of period	$7,060,141	$6,534,436	$6,326,568	$6,156,283	$5,999,480

Period end tangible equity to period end tangible assets	8.25%	9.03%	9.40%	9.28%	9.01%

Common shares outstanding end of period	33,012	33,823	33,795	33,749	33,718
Tangible book value per common share	$17.64	$17.45	$17.60	$16.92	$16.02

Reconciliation of efficiency ratio to efficiency ratio (FTE), net interest margin to net interest margin (FTE) and net interest spread to net interest spread (FTE):
Net interest income (GAAP)	$44,701	$43,176	$42,373	$43,131	$41,125
Tax equivalent adjustments:
Loans	668	653	641	598	598
Tax-exempt investment securities	1,631	1,387	1,161	986	1,614
Net interest income (FTE) (1)	47,000	45,216	44,175	44,715	43,337
Noninterest income	15,498	10,465	11,111	11,254	9,538
Nonrecurring income (2)	(5,541)	(42)	(42)	(557)	171
Total revenue	$56,957	$55,639	$55,244	$55,412	$53,046

Noninterest expense	$30,520	$30,944	$29,026	$29,700	$29,627
Pre-tax amortization expense	(980)	(1,030)	(1,080)	(1,129)	(1,179)
Nonrecurring expense (3)	29	56	(33)	(67)	18
Adjusted noninterest expense	$29,569	$29,970	$27,913	$28,504	$28,466

Efficiency ratio	54.10%	55.92%	52.23%	52.95%	56.00%
Efficiency ratio (FTE) (1)	51.91%	53.87%	50.53%	51.44%	53.66%

Average earning assets	$6,248,759	$6,029,624	$5,782,704	$5,654,086	$5,733,116

Net interest margin	2.88%	2.84%	2.91%	3.06%	2.91%
Net interest margin (FTE) (1)	3.03%	2.98%	3.03%	3.17%	3.07%

Net interest spread	2.61%	2.52%	2.55%	2.69%	2.56%
Net interest spread (FTE) (1)	2.76%	2.66%	2.68%	2.81%	2.71%

(1)	These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures.

(2)	These adjustments may include net gain and loss on sale of securities available for sale and loss on fair value hedges, in the periods where applicable.

(3)	These adjustments may include foreclosure expenses, in the periods where applicable.

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